UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: February 19, 2002

THE DIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization) 15501 NORTH DIAL BOULEVARD SCOTTSDALE, ARIZONA (Address of Principal Executive Offices)	51-0374887 (I.R.S. Employer Identification No.) 85260-1619 (Zip Code)

Registrant's Telephone Number, Including Area Code (480) 754-3425

Item 9. Regulation FD Disclosure.

In response to analyst requests, set forth below is information concerning our net sales for each of the quarters in 2000 and 2001 after giving effect to the Financial Accounting Standards Board’s Emerging Issues Task Force Issue (“EITF”) No. 00-14, “Accounting for Certain Sales Incentives” and EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.”

The Dial Corporation
Summary of Net Sales
Year Ended December 31, 2001

					Full
After EITF Change	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Personal Cleansing	$78.0	$88.0	$88.0	$82.8	$336.8

Laundry Care	91.7	100.1	102.0	109.2	403.0

Air Fresheners	39.5	32.2	44.5	43.6	159.8

Food Products	36.4	46.9	48.5	47.6	179.4

Total Domestic Branded	245.6	267.2	283.0	283.2	1,079.0

International	35.2	33.0	34.8	32.2	135.2

Commercial Markets & Other	12.1	15.5	15.9	12.5	56.0

Net Sales as reported	$292.9	$315.7	$333.7	$327.9	$1,270.2

The Dial Corporation
Summary of Net Sales
Year Ended December 31, 2000

					Full
After EITF Change	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Personal Cleansing	$66.9	$80.4	$78.0	$75.2	$300.5

Laundry Care	80.9	87.0	83.0	87.8	338.7

Air Fresheners	38.6	36.4	39.1	44.6	158.7

Food Products	38.7	42.4	40.6	45.5	167.2

Total Domestic Branded	225.1	246.2	240.7	253.1	965.1
International	27.4	31.4	33.4	36.6	128.8

Commercial Markets & Other	12.7	16.0	14.6	14.2	57.5

Net Sales as reported	$265.2	$293.6	$288.7	$303.9	$1,151.4

On Tuesday, February 19, 2002, Dial will be hosting an analyst and investor conference at its headquarters building in Scottsdale, Arizona, beginning at 9:30 p.m. EST. A copy of the presentation to be made at that conference is attached as Exhibit 99. Access for the conference is available by telephone and web cast to the press and general public in a listen only mode. To access the conference by telephone, please dial (952) 556-2803. If you are unable to participate in the conference call, a replay will be available starting shortly after the conference and continuing for one week. To access the replay, please dial (703) 326-3020 and enter Code 5821577. The web cast is available by accessing http://investor.info.dialcorp.com.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Dial Corporation
February 19, 2002

/s/ Conrad A. Conrad
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99	Analyst & Investor Presentation dated February 19, 2002